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CONFIDENTIAL                                                       EXHIBIT 10.28

      [*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
        SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
                REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                             COLLABORATION AGREEMENT

      This COLLABORATION AGREEMENT (this "Agreement") is made effective as of the 17th day of December, 2004 (the "Effective Date") by and among ILLUMINA, INC., a Delaware corporation having its principal place of business at 9885 Towne Centre Drive, San Diego, California, 92121 ("Illumina"), and INVITROGEN CORPORATION, a Delaware corporation having its principal place of business at 1600 Faraday Avenue, Carlsbad, California, 92008 ("Invitrogen"). Illumina and Invitrogen are sometimes referred to herein individually as a "Party" and, collectively, as the "Parties."

                                    RECITALS

      The Parties separately possess intellectual property and have developed instrumentation, technology and standard operating procedures for the development, manufacturing and commercialization of oligonucleotides.

      The Parties desire to enter into an exclusive collaboration, pursuant and subject to the terms of this Agreement, whereby (a) Invitrogen markets, sells and supports certain oligonucleotides ("Oligos") in tubes and plates to customers throughout the world, (b) Illumina contributes certain oligonucleotide synthesis technology, (c) Invitrogen manufactures certain Oligos that are to be sold to customers throughout the world, excluding North America, and (d) Illumina manufactures certain Oligos that are to be sold to customers in North America and certain Oligos that are to be sold to customers throughout the world.

      NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.    Definitions.

      As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

      "AAA" shall have the meaning set forth in Section 12.1.

      "Affiliate" shall mean any corporation or other business entity (a) in which a Party owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or (b) which owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, of a Party, or (c) which is under common control with a Party, through ownership or control of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which the Party owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

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CONFIDENTIAL

      "Agreement" shall have the meaning set forth in the preamble.

      "Bankruptcy Code" shall have the meaning set forth in Section 6.5.

      "Big Bird" shall mean the fourth generation synthesis technology currently in design and development by Illumina for the synthesis of Oligos. Illumina anticipates that this platform will be capable of synthesizing an estimated [*] at an estimated starting synthesis scale range of [*].

      "Big Bird Milestone Payment" shall have the meaning set forth in Section 7.2.

      "Build-out Dates" shall mean each of the dates on which Illumina completes the build-out stages of the collaboration's manufacturing capacity as described in clauses (a) through (b) of Section 3.1, and Invitrogen completes the build-out stages of the collaboration's manufacturing capacity as described in clause (c) of Section 3.1.

      "Budget" shall mean the annual region-by-region pro forma income and related statements for the Collaboration, covering, among other things, costs and expenses for capital and facility investments, New R&D Projects and Marketing Programs.

      "Collaboration" shall mean the collaboration between the Parties hereunder to jointly develop, manufacture, sell and market, and provide customers with support services for Joint Products throughout the world upon the terms and conditions set forth in this Agreement.

      "Collaboration Committee" shall have the meaning set forth in Section 2.1.

      "Collaboration Funding" shall have the meaning set forth in Section 7.1.

      "Collaboration Profits" shall have the meaning set forth in Section 7.7.

      "Commercially Reasonable Efforts" shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances.

      "Committee Facility Improvements" shall have the meaning set forth in
Section 7.3.

      "Confidential Information" shall mean all Know-How or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, that is designated as confidential by the disclosing Party or is treated as confidential by the disclosing Party in the regular course of business. Notwithstanding any failure to expressly designate it as such, all Know-How related to Big Bird, the VB Oligator(R) and all Oligator(R) Technology shall be the Confidential Information of Illumina.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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      "Controlled" shall mean, with respect to any Intellectual Property Right, the possession (whether by license (other than a license granted pursuant to this Agreement) or ownership, or by control over an Affiliate having possession by license or ownership) by a Party, of the ability to grant to the other Party access, a license or sublicense without violating the terms of any agreement with any third party.

      "Cost of Goods" shall have the meaning set forth in Section 7.7.

      "Direct Marketing Budget" shall have the meaning set forth in Section 7.4.

      "Direct Marketing Expenses" shall have the meaning set forth in Section
7.7.

      "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

      "Foreign G&A" shall have the meaning set forth in Section 7.7.

      "Future Joint Products" shall mean any composition or product which becomes a Joint Product after the Effective Date by approval by the Collaboration Committee.

      "GAAP". GAAP shall mean generally accepted accounting principles in the United States.

      "Illumina" shall have the meaning set forth in the preamble to this Agreement.

      "Illumina Facility Improvements" shall mean any and all capital purchases by Illumina acquired with or produced using the Collaboration Funding and/or the Big Bird Milestone Payment.

      "Illumina Manufacturing Facility" shall mean Illumina's manufacturing facility currently located in San Diego, California, or any successor facility or facilities.

      "Illumina Manufacturing Territory" shall mean all of North America.

      "Illumina Marks" shall have the meaning set forth in Section 6.2(d).

      "Illumina Patents" shall have the meaning set forth in Section 6.2(a)

      "Independent Accountants" shall have the meaning set forth in Section 8.3.

      "Industry Communications" shall mean industry communications and Joint Product press releases, Joint Product branding, commercial trade show positioning and presence, scientific publications and joint product related literature.

      "Intellectual Property" shall mean all patents, patent applications, trade secrets (including proprietary processes, inventions, formulae and ideas), Know-How, copyrights and other intellectual property and proprietary rights protectable under the laws of any jurisdiction, together with all rights under applications therefor and registrations thereof.

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      "Invitrogen" shall have the meaning set forth in the preamble to this
Agreement.

      "Invitrogen Facility Improvements" shall have the meaning set forth in
Section 7.3.

      "Invitrogen Patents" shall have the meaning set forth in Section 6.1(a)

      "Invitrogen Manufacturing Facility(ies)" shall mean Invitrogen Manufacturing Facility (Japan) and Invitrogen Manufacturing Facility (Scotland), or any successor facility or facilities.

      "Invitrogen Manufacturing Facility (Japan)" shall mean Invitrogen's manufacturing facility currently located in Japan, or any successor facility or facilities.

      "Invitrogen Manufacturing Facility (Scotland)" shall mean Invitrogen's manufacturing facility currently located in Scotland, or any successor facility or facilities.

      "Invitrogen Manufacturing Territory" shall mean all countries of the world, excluding North America.

      "Invitrogen Marks" shall have the meaning set forth in Section 6.1(d).

      "Joint Intellectual Property" shall have the meaning set forth in Section 6.4.

      "Joint Products" shall mean those products described in Exhibit A and those Future Joint Products added to the Collaboration by the Collaboration Committee. For clarity, Joint Products shall not include (a) Oligos made by Illumina for use with Illumina's arrays or Kits, or (b) Oligos made by Invitrogen for use with Invitrogen's arrays or Kits.

      "Joint Products Sales Force" shall have the meaning set forth in Section 4.3.

      "Know-How" shall mean any information or materials, whether or not patentable and whether stored or transmitted in oral, documentary, electronic or other form, Controlled by a Party during the Term that is necessary or useful for the development, manufacture or commercialization of Oligos. Know-How may include, without limitation, ideas, concepts, formulas, methods, procedures, designs, plans, documents, data, inventions, discoveries, developments, e-commerce tools, works of authorship, standard operating procedures, quality control testing procedures, customer service software and any information relating to research and development plans, experiments, results, trade secrets and technical, manufacturing, marketing, financial, regulatory, commercial, personnel and other business information and plans, and any scientific, clinical, regulatory, marketing, financial and commercial information or data; in each case, to the extent necessary or useful for the development, manufacture or commercialization of Oligos.

      "Kit" means a catalog product that consists of both (a) one or more Oligo components that, if sold as stand-alone items, would constitute Joint Products, and

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(b) one or more components that (i) are active ingredients, and (ii) if sold as stand-alone items, would not constitute Joint Products; provided, however, that
(x) sales bundling of catalog products or Kits with Joint Products do not constitute a Kit, and (y) custom oligo synthesis components ordered by customers are not considered components of Kits.

      "LIMS" shall mean laboratory information management systems either developed or Controlled by Illumina.

      "Marketing Program" shall mean the Joint Product direct advertising, electronic marketing, marketing programs, and any other items based on guidelines provided by the Collaboration Committee.

      "Net Sales" shall have the meaning set forth in Section 7.7.

      "New R&D Projects" means defined research and development projects undertaken to improve or expand the production capabilities of Joint Products, which, for the avoidance of doubt, shall exclude ongoing research and development undertaken to maintain the production capabilities of Joint Products.

      "North America" shall mean the United States of America, Canada, and
Mexico.

      "Oligator(R) Technology" shall mean Intellectual Property Controlled by Illumina and instrumentation developed by Illumina, in each case, relating to the development, manufacturing and commercialization of Oligos, including the VB Oligator, Big Bird and the LIMS, quality control software and business processing software.

      "Oligo Plates" shall mean (a) Oligos ordered by a customer [ * ] in one order, in a quantity of Oligos greater than [ * ] (greater than [ * ]), or (b) plate Oligos ordered by [ * ] customers. For customers that have an established practice of placing multiple single plate orders during one day, it is the intent that such orders will be considered a single order.

      "Oligos" shall have the meaning set forth in the Recitals to this Agreement.

      "Party" shall have the meaning set forth in the preamble to this Agreement.

      "Performance Monitoring" shall mean monitoring the regional pro forma income statements for the Collaboration, quality specifications, delivery specifications and other performance metrics as agreed to by the Collaboration Committee.

      "Pricing Guidelines" means the Collaboration's global pricing strategy and range of pricing for the Joint Products, which are subject to review and revision by the Collaboration Committee at least on an annual basis, taking into consideration, changes in currency exchange rates, market conditions, competitive pricing and industry average sales prices.

      "Sales & Marketing" shall have the meaning set forth in Section 7.7.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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      "Solely Owned Intellectual Property" shall have the meaning set forth in
Section 6.4.

      "Term" shall mean the period of time beginning on the Effective Date and ending on the date that this Agreement is terminated in accordance with Section 10.

      "VB Oligator" means the synthesis platform (capable of synthesizing [* ]) developed by Illumina currently used in production at Illumina's North American manufacturing facility.

      "Website" shall have the meaning set forth in Section 4.4(a).

2.    Management of Collaboration.

      2.1 Formation of Collaboration Committee; Purposes and Principles. Within fourteen (14) days after the Effective Date, Invitrogen and Illumina shall establish a committee (the "Collaboration Committee") that will govern, subject to approval by authorized representatives of the respective Parties, and have overall responsibility for the success of the Collaboration. The purposes of the Collaboration Committee will be (i) to determine the overall strategy for the Collaboration consistent with the terms and conditions of this Agreement,
(ii) to coordinate the Parties' activities hereunder, and (iii) to develop, approve and effectuate plans for the Collaboration as provided herein. It is the intent of the Parties to assign responsibilities for the various operational aspects of the Collaboration to those portions of their respective organizations which have the appropriate resources, expertise and responsibility for such functions. The Parties intend that their respective organizations will work together towards the success of the Collaboration.

      2.2 Membership. The Collaboration Committee shall be composed of an equal number of representatives appointed by each Party. The Collaboration Committee shall initially have six (6) members, consisting of three (3) representatives from each Party; provided that the Collaboration Committee may change its size from time to time by unanimous consent of its members. A Party's representatives shall serve at the discretion of such Party and each Party may replace any of its Collaboration Committee representatives at any time upon written notice to the other Party. Each representative appointed by a Party shall have the requisite experience, knowledge and seniority to be able to make decisions on behalf of such Party with respect to the Collaboration. From time to time, the Collaboration Committee may establish subcommittees or subordinate committees (which may or may not include members of the Collaboration Committee itself) to oversee particular projects or activities, and such subcommittees or subordinate committees shall be constituted and shall operate as the Collaboration Committee agrees until such particular projects or activities are deemed complete or are no longer required as determined by the Collaboration Committee.

      2.3 Meetings of the Collaboration Committee. The Collaboration Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every calendar quarter. The Collaboration Committee shall meet alternately at Illumina's facilities in San Diego, California and Invitrogen's

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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facilities in Carlsbad, California or at such locations as the Parties may otherwise agree (including by audio or video teleconference with the consent of each Party). With the consent of the representatives of each Party serving on the Collaboration Committee, other representatives of each Party or of Third Parties involved in the collaboration may attend meetings of the Collaboration Committee as nonvoting participants. Each Party shall be responsible for all of its own expenses of participating in the Collaboration Committee.

      2.4 Specific Responsibilities of the Collaboration Committee. In addition to its overall responsibility for managing the Collaboration, subject to approval by the authorized representative of the respective Parties, the Collaboration Committee shall have exclusive responsibility to:

      (a) establish Pricing Guidelines and review them at least quarterly, and revise as appropriate;

      (b)   create, review and approve Budgets;

      (c)   carry out Performance Monitoring;

      (d) establish a strategy and an approval process for Industry Communications;

      (e)   establish strategy for and review of Marketing Programs;

      (f) propose, evaluate and select Future Joint Products to become Joint Products

      (g) propose, evaluate and approve the establishment of Oligo manufacturing facilities for the production of Joint Products;

      (h) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties; and

      (i) propose, evaluate, monitor and select Collaboration capital expenditures and New R&D Projects.

      (j) monitor progress of Big Bird development and post synthesis automation.

      2.5 Decision-Making. All decisions of the Collaboration Committee shall be made by unanimous vote of the Parties, with each Party's representatives collectively having one (1) vote on behalf of such Party regardless of the number of representatives in attendance. Any deadlocks in disputes arising from the Collaboration Committee shall be promptly referred to a designated representative selected by the Parties' respective Chief Executive Officers ("Representatives") or equivalent for resolution. If the Representatives cannot resolve such dispute, the parties shall agree to a binding arbitration process as set forth in section 12.

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      2.6   Management Team. Each Party shall appoint a senior representative
(who may be a member of the Collaboration Committee) to act as its project coordinator for all of the activities contemplated under this Agreement. Such project coordinators will be responsible for the day-to-day worldwide coordination of the Collaboration and will serve to facilitate communication between the Parties. Such project coordinators will be experienced in project management and have a general understanding of development, regulatory, manufacturing and sales and marketing issues.

      2.7   Collaboration Guidelines.

      (a) General. In all matters related to the Collaboration, the Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of the Joint Products and each Party agrees to use Commercially Reasonable Efforts to carry out the activities assigned to such Party in this Agreement and/or by the Collaboration Committee. In conducting activities under this Agreement, neither Party shall intentionally prejudice the value of any Joint Product by reason of such Party's activities outside of the Collaboration; provided that nothing in this Agreement is intended to require either Party to limit or prejudice the development or commercialization of products that are not Joint Products (including any Oligos or products based thereon, including Invitrogen's modified, purified, large scale and specialty Oligos). Each Party acknowledges that the other Party is in the business of developing, manufacturing and selling Oligos (or products requiring Oligo synthesis) that are not Joint Products and nothing in this Agreement shall be construed as restricting such businesses or imposing a duty to market and/or sell and exploit the Joint Products to the exclusion of, or in preference to, any other product or process, or in any way other than in accordance with its normal commercial practices.

      (b) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. Nothing in this Agreement shall constitute or create a joint venture, partnership, or any other similar arrangement between the Parties. Neither Party is authorized to act as agent for the other Party and neither Party shall have the power to bind or obligate the other Party in any manner.

      (c) Compliance with Applicable Law. Each Party agrees to conduct all of its activities in furtherance of or in connection with the Collaboration in compliance with all applicable laws and regulations.

      2.8 Actions by Affiliates. Any action required to be performed by a Party under this Agreement may be performed by an Affiliate of such Party; provided, however that such Party shall (a) not thereby be relieved of any of its responsibilities under this Agreement, and (b) be jointly and severally responsible with such Affiliate for failure by such Affiliate to comply with all relevant restrictions, limitations and obligations in this Agreement.

      2.9 Exhibits. In the event that the Parties do not revise or amend Exhibits B and/or C prior to 2011, and except as otherwise provided in this Agreement, the amounts

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and percentages set forth in Exhibits B and/or C applicable to the calendar year
2010 shall be the amounts and percentages applicable to all calendar years following 2010 for the purposes of this Agreement.

3.    Early Stage Capacity Build-Out; Middleware; Joint Products.

      3.1 Manufacturing Build-out. Following the Effective Date, Illumina will initiate the phased build-out of the Collaboration's manufacturing capacity in the following stages:

(a) Stage 1: When Illumina has the capability contemplated by this Agreement to fulfill orders of plate-based Joint Products from Invitrogen at the Illumina Manufacturing Facility;

(b) Stage 2: When Illumina has the capability contemplated by this Agreement to support tube-based Joint Product manufacturing at the Illumina Manufacturing Facility; and

(c) Stage 3: When Invitrogen has the capability to use VB Oligators in both Invitrogen Manufacturing Facilities, and such instrumentation is fully validated and demonstrated to be ready to receive and manufacture Oligo orders as contemplated by this Agreement.

      3.2 Middleware. Following the Effective Date, Illumina and Invitrogen will co-develop e-commerce and middleware systems to enter, validate and route tube and plate Joint Product orders.

      3.3 Drying Instrumentation. It is contemplated that Invitrogen will be reducing the Oligo production capacity of its manufacturing facility in Frederick, Maryland. As such production capacity diminishes, Invitrogen shall deliver to Illumina, at Invitrogen's book value, such of Invitrogen's proprietary Oligo drying instrumentation (devices for drying Oligos in tubes and plates) and related standard operating procedures used in connection with such instrumentation as are no longer required by Invitrogen. Upon the termination of this Agreement, Illumina shall, at Invitrogen's request, deliver to Invitrogen all such proprietary Oligo drying instrumentation at Illumina's then current book value plus delivery costs, subject to an arbitration decision that provides otherwise from Section 12.

4.    Marketing and Sales.

      4.1 Marketing. Invitrogen will have the primary responsibilities for global marketing activities, including account-specific pricing consistent with the Pricing Guidelines. Invitrogen will promote the Joint Products in accordance with this Agreement and Collaboration Committee guidelines. Subject to Section 6.2(d), all Joint Products will be co-branded globally with primary Invitrogen branding and prominent secondary Illumina branding as approved by the Collaboration Committee.

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      4.2   Sales. Invitrogen will have exclusive responsibilities for Joint
Product sales and will book and recognize the revenue from the sales. Invitrogen will have responsibility for billing the end customer and for collections. Illumina will work with Invitrogen to make summary data available related to work in process and shipped orders to facilitate billing.

      4.3 Sales Force. Following the Stage 2 Build-out Date, Invitrogen shall employ a Joint Products sales force whose sole sales responsibility will be to sell Joint Products ("Joint Products Sales Force") that will have at least [ * ] members. The Joint Products Sales Force's exclusive sales responsibility shall be to both serve as Oligo specialists focused on high value opportunities and support the general Invitrogen sales force in selling Joint Products. [ * ]

      4.4   Order Taking and Routing.

      (a) Website. Invitrogen will host an order taking front end website for use with ordering of Joint Products ("Website") co-developed with Illumina that enables customers to order Joint Products. The Website will be accessible through Invitrogen's Invitrogen.com website. Invitrogen's Oligo design tools (e.g., LUX(TM), RNA), which will continue to be hosted at Invitrogen.com website, will also be integrated into the Website. For the avoidance of doubt, the Parties agree and acknowledge that neither LUX(TM) (comprised of one labeled and one unmodified Oligo) nor RNA Oligos are or shall be treated as Joint Products under this Agreement.

      (b) Fax and Email Orders. Invitrogen will receive all email and fax orders for Joint Products and enter them into the order entry mechanisms. Invitrogen will maintain sufficient customer service personnel to enter e-mail- and fax-based orders. Invitrogen will use Commercially Reasonable Efforts to induce customers to use low transaction cost order channels.

      (c) Order Processing. Invitrogen shall comply with the following order-routing protocol:

            (i) After the Stage 1 Build-out Date, all orders for Oligo Plates that are Joint Products, which are to be sold anywhere in the world (including the Illumina Manufacturing Territory and/or the Invitrogen Manufacturing Territory)

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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      shall be routed to the Illumina Manufacturing Facility; provided that the
      Collaboration Committee may permit exceptions either on a case-by-case basis or via establishment of criteria to accommodate specific customer requirements;

            (ii) After the Stage 2 Build-out Date, all orders for tube-based Joint Products to be sold into the Illumina Manufacturing Territory shall be routed to the Illumina Manufacturing Facility; provided that the Collaboration Committee may permit exceptions either on a case-by-case basis or via establishment of criteria, when critical, to accommodate specific customer requirements;

            (iii) All orders for Joint Products (other than orders for Oligo Plates) to be sold into the Invitrogen Manufacturing Territory shall be routed to the applicable Invitrogen Manufacturing Facility; provided that Collaboration Committee may permit exceptions either on a case-by-case basis or via establishment of criteria to accommodate specific customer requirements;

            (iv) In the event that the Collaboration Committee approves the establishment of additional manufacturing facilities for the manufacture of Joint Products, the Collaboration Committee may develop a routing protocol for these additional facilities.

      4.5 Customer Service; Technical Support. Invitrogen will provide customer service and technical support to all Joint Product customers. Illumina will establish a point of contact who will be available to assist Invitrogen in resolving customer service and technical support issues arising from Joint Products manufactured at the Illumina Manufacturing Facility.

      4.6 Diligence. Invitrogen agrees to use Commercially Reasonable Efforts to allocate and focus the appropriate sales and marketing resources to substantiate the fixed sales and marketing allocation expenses outlined in Exhibit B line item 5 in promoting and selling Joint Products. During the first
(2) two years of the Collaboration, any changes in the Joint Products Sales Force in number or region shall be approved by the Collaboration Committee. Nothing in the foregoing shall prevent Invitrogen from ceasing at any time, in its sole discretion, to employ any member of the Joint Products Sales Force for cause, provided only that Invitrogen use Reasonable Commercial Efforts to promptly replace such individual. Thereafter, Invitrogen will be responsible for the size and staffing of the Joint Products Sales Force.

      4.7 End-User Agreement. The Collaboration Committee shall approve all forms of end-user agreements to be used in sales of Joint Products to customers. Nothing in the foregoing shall imply that the Collaboration Committee shall have any approval rights over Invitrogen's standard terms of sale, which shall govern the majority of sales. A copy of Invitrogen's current standard terms of sale is attached hereto as Exhibit E. Invitrogen at its sole discretion may change such standard terms of sale from time to time; provided that such standard terms are not inconsistent with standard terms for all other Invitrogen products, and Invitrogen shall provide a copy to Illumina.

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5.    Manufacturing.

      5.1 Illumina Manufacturing. Illumina shall exclusively manufacture all Joint Products to be sold into the Illumina Manufacturing Territory and Joint Products that are Oligo Plates to be sold anywhere in the world. Invitrogen shall obtain its supply of Joint Products to be sold into the Illumina Manufacturing Territory and its supply of Joint Products that are Oligo Plates exclusively from Illumina. Illumina will implement the quality controls set forth on Exhibit D-1 for the manufacture of tube and plate Joint Products at the Illumina Manufacturing Facility. Illumina will work with Invitrogen to develop capability to make readily available the summary of manufacturing status and quality-control data to Invitrogen customer service and technical support staff for supporting Joint Product customers. Illumina will utilize its post-processing capabilities described in Exhibit D-1. Illumina will develop its pick, pack and ship capabilities to accommodate tube orders and to support combined volume of Joint Products and forecast growth as outlined by the Collaboration Committee. Illumina will further endeavor to automate its pick, pack and ship capabilities to accommodate increased volume of Joint Products. Illumina shall conduct the activities described in this Section 5.1 in accordance with such additional summary quality control data and other specifications adopted by the Collaboration Committee from time to time.

      5.2   Invitrogen Manufacturing.

      (a) Invitrogen shall exclusively manufacture Joint Products (other than Oligo Plates) to be sold into the Invitrogen Manufacturing Territory.

      (b) Within three (3) months of Big Bird becoming operational in the Illumina Manufacturing Facility, Illumina will deliver to Invitrogen's Affiliates that operate the two current Invitrogen Manufacturing Facilities [ * ] VB Oligators per Invitrogen Manufacturing Facility solely for the purpose of manufacturing Joint Products subject to the license granted in Section 6 of this Agreement; provided, however, that (i) Illumina will use Commercially Reasonable Efforts to deliver such VB Oligators within [ * ] following the Effective Date, and (ii) Illumina will in no event deliver such VB Oligators later than [ * ] after the Effective Date. Illumina will provide to Invitrogen (i) Illumina's expertise and technical support at the Invitrogen Manufacturing Facilities to facilitate the establishment of the manufacturing and related capabilities efficiently and effectively, and (ii) the quality control systems identified on Exhibit D-2 for use by Invitrogen's Affiliates solely at the Invitrogen Manufacturing Facilities. Invitrogen shall reimburse Illumina for Illumina's costs (including, the then-current book value of the VB Oligators, installation costs, and delivery costs) out of Invitrogen's [ * ]-per-Invitrogen Manufacturing Facility funding described in Section 7.3; provided, however, in the event that new VB Oligators must be built for Invitrogen, the purchase price of such new VB Oligators to Invitrogen shall not exceed the then book value of the existing VB Oligators that the parties contemplated would have been provided to Invitrogen under this Agreement. Illumina shall not charge Invitrogen for the cost of assembling such VB Oligators in the event that such VB Oligators have not been assembled. Invitrogen shall own the VB Oligators it purchases. Upon termination of this Agreement, Invitrogen shall, at Illumina's request, resell to

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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Illumina all VB Oligators at Invitrogen's then current book value plus delivery costs, subject to an arbitration decision that provides otherwise from Section
12.

      (c) Invitrogen will establish, with Illumina technical support, low-cost manufacturing, which will require additional automation for formatting and handling tubes in the Invitrogen Manufacturing Facilities, the costs for which are included in the [ * ]-per-Invitrogen Manufacturing Facility funding described in Section 7.3. Invitrogen will be responsible for facilitating all pick, pack and ship requirements in the Invitrogen Manufacturing Facilities. Invitrogen shall conduct the activities described in this Section 5.2 in accordance with such additional quality control and other specifications adopted by the Collaboration Committee from time to time.

      5.3 Additional Manufacturing Facilities. Except as expressly authorized in this Section 5 or by the Collaboration Committee, neither Party shall be permitted to (a) prepare or establish any additional Oligo manufacturing facilities or capacity with the intent to produce Joint Products, or (b) build out existing manufacturing facilities with the intent or capability to produce Joint Products. Following the Effective Date, the Collaboration Committee may authorize one or both Parties to establish additional manufacturing facilities utilizing the [ * ] VB Oligator instrument set-up utilized by the Invitrogen Manufacturing Facilities (as described in Section 5.2) to manufacture Joint Products to be sold into the Invitrogen Manufacturing Territory.

      5.4 Cost Containment. The Collaboration Committee will work together to achieve lowest practical Cost of Goods by (a) introducing and maintaining best practices among the Illumina Manufacturing Facility and the Invitrogen Manufacturing Facilities, and (b) minimizing raw materials and overhead costs, and (c) increasing efficiency.

6.    Intellectual Property.

      6.1   Invitrogen Grants.

      (a) Invitrogen hereby grants during the Term, under Intellectual Property Controlled by Invitrogen (other than the Invitrogen Marks) that, but for the license granted in this Section 6.1(a) would be infringed or otherwise violated, to Illumina a royalty-free (except to the extent that royalties are owed to third party licensors, in which event such royalties shall be deducted by Invitrogen in determining Net Sales), non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, solely to manufacture the Joint Products at the Illumina Manufacturing Facility. An initial list of the patents and patent applications to be licensed pursuant this subparagraph is listed on the attached Exhibit F, and shall be referred to as "Invitrogen Patents". Invitrogen Patents shall also include all continuing applications including divisions, substitutions, and continuations-in-part, and any patents issuing on any of the foregoing applications including reissues, reexaminations and extensions; and all foreign applications and patents corresponding to any of the foregoing.

      (b) Invitrogen hereby grants during the Term, under all Intellectual Property Controlled by Invitrogen (other than the Invitrogen Marks) that, but for the license granted in this Section 6.1(b) would be infringed or otherwise violated, to Illumina a royalty-free (except to the extent that royalties are owed to third party licensors, in which

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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event such royalties shall be deducted by Invitrogen in determining Net Sales), non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, solely to enable Illumina to perform its obligations under this Agreement relating to the commercialization of Joint Products.

      (c) Invitrogen hereby grants, under all Intellectual Property that (i) Invitrogen develops during the Term, and (ii) was developed by funding approved by the Collaboration Committee, to Illumina a perpetual, royalty-free (except to the extent that royalties are owed to third party licensors, in which event such royalties shall be deducted by Invitrogen in determining Net Sales), non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, to manufacture, use or sell Oligos. Such rights shall survive termination of this Agreement.

      (d) Invitrogen hereby grants Illumina during the Term, a limited, royalty-free, non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, to the use of certain of its trademarks and service marks, trade names and logos to be specifically identified by Invitrogen (collectively hereinafter referred to as "Invitrogen Marks") solely in connection with the commercialization activities provided for in this Agreement. Illumina agrees to comply with Invitrogen's guidelines delivered to Illumina from time to time with respect to manner of use, and to maintain the quality standards of Invitrogen with respect to the goods sold and services provided in connection with the Invitrogen Marks. Illumina recognizes and agrees that no ownership rights are vested or created by the limited rights of use granted to Illumina in connection with this use of the Invitrogen Marks, and that all use thereof inures to the benefit of Invitrogen. Further, Illumina shall submit to Invitrogen any materials bearing the Invitrogen Marks for review and approval prior to the use thereof and shall make no use of the Invitrogen Marks without Invitrogen's prior written consent. Each Party shall execute any documents required in the reasonable opinion of the other Party for Illumina to be entered as a "registered user" or recorded licensee of the Invitrogen Marks, or to be removed as registered user or licensee thereof.

      6.2   Illumina Grants.

      (a) Illumina hereby grants during the Term, under all Intellectual Property Controlled by Illumina (other than the Illumina Marks) that, but for the license granted in this Section 6.2(a) would be infringed or otherwise violated, to Invitrogen a royalty-free (except to the extent that royalties are owed to third party licensors, in which event such royalties shall be deducted by Invitrogen in determining Net Sales, or added to Cost of Goods by Illumina, as applicable), non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, solely to manufacture the Joint Products at the Invitrogen Manufacturing Facilities. An initial list of the patents and patent applications to be licensed pursuant this subparagraph is listed on the attached Exhibit G, and shall be referred to as "Illumina Patents". Illumina Patents shall also include all continuing applications including divisions, substitutions, and continuations-in-part, and any patents issuing on any of the foregoing applications including reissues, reexaminations and extensions; and all foreign applications and patents corresponding to any of the foregoing.

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      (b)   Illumina hereby grants during the Term, under all Intellectual
Property Controlled by Illumina (other than the Illumina Marks) that, but for the license granted in this Section 6.2(b) would be infringed or otherwise violated, to Invitrogen a royalty-free (except to the extent that royalties are owed to third party licensors, in which event such royalties shall be deducted by Invitrogen in determining Net Sales, or added to Cost of Goods by Illumina, as applicable), non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, solely to enable Invitrogen to perform its obligations under this Agreement relating to the commercialization of Joint Products.

      (c) Illumina hereby grants, under all Intellectual Property that (i) Illumina develops during the Term, and (ii) was developed with the Collaboration Funding, Big Bird Milestone Payment, and/or funding approved by the Collaboration Committee, to Invitrogen a perpetual, royalty-free (except to the extent that royalties are owed to third party licensors, in which event such royalties shall be deducted by Invitrogen in determining Net Sales, or added to Cost of Goods by Illumina, as applicable), non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3 to manufacture, use or sell Oligos. Such rights shall survive termination of this Agreement.

      (d) Illumina hereby grants Invitrogen during the Term, a limited, royalty-free, non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, to the use of certain of its trademarks and service marks, trade names and logos to be specifically identified by Illumina (collectively hereinafter referred to as "Illumina Marks") solely in connection with the commercialization activities provided for in this Agreement. Invitrogen agrees to comply with Illumina's guidelines delivered to Invitrogen from time to time with respect to manner of use, and to maintain the quality standards of Illumina with respect to the goods sold and services provided in connection with the Illumina Marks. Invitrogen recognizes and agrees that no ownership rights are vested or created by the limited rights of use granted to Invitrogen in connection with this use of the Illumina Marks, and that all use thereof inures to the benefit of Illumina. Further, Invitrogen shall submit to Illumina any materials bearing the Illumina Marks for review and approval prior to the use thereof and shall make no use of the Illumina Marks without Illumina's prior written consent. Each Party shall execute any documents required in the reasonable opinion of the other Party for Invitrogen to be entered as a "registered user" or recorded licensee of the Illumina Marks, or to be removed as registered user or licensee thereof.

      6.3 Sublicensing and Extension of Rights. Either Party may, subject to the prior written approval of the other Party on a case-by-case basis, sublicense its rights under the licenses granted pursuant to Section 6.1 or 6.2, as the case may be; provided, however, that no consent or approval shall be required for either Party to extend such a sublicense to its Affiliates and/or third party distributors for Joint Products. All such sublicenses (other than sublicenses to Affiliates and/or third party distributors for Joint Products) shall be granted pursuant to a written agreement that subjects the sublicensee to all relevant restrictions, limitations and obligations in this Agreement; provided, that no such sublicensee shall be permitted to further sublicense. A Party sublicensing its rights pursuant to this Section 6.3 shall be jointly and severally responsible with each of its

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sublicensees (including its Affiliates) for failure by such sublicensee to comply with all relevant restrictions, limitations and obligations in this Agreement.

      6.4 Ownership; Reservation of Rights. The Parties shall jointly own all inventions and Intellectual Property developed jointly during the term of this Agreement by employees, agents and consultants of Invitrogen, on the one hand, and employees, agents and consultants of Illumina, on the other hand, on the basis of each Party having an undivided interest in the whole (collectively, "Joint Intellectual Property"). Other than Joint Intellectual Property, each Party shall own, to the exclusion of the other Party, all inventions and Intellectual Property developed by such Party, its employees, agents and consultants (collectively, "Solely Owned Intellectual Property"). For purposes of determining whether an invention or Intellectual Property Right is Joint Intellectual Property or Solely-Owned Intellectual Property, questions of inventorship and/or ownership shall be resolved in accordance with applicable United States laws. Each Party reserves all rights not expressly granted in this Agreement, and no licenses are granted by such Party under this Agreement, whether by implication, estoppel or otherwise, except as expressly set forth herein and nothing in this Agreement is intended to be or should be construed as an assignment of any Intellectual Property Controlled by either Party prior to the Effective Date or thereafter.

      6.5 Bankruptcy. All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code, as amended, and any foreign equivalents thereof ("Bankruptcy Code"), licenses of rights to "intellectual property" as such term is used in Bankruptcy Code. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such Party under Bankruptcy Code, the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including the license granted hereunder) and all of its rights and elections under Bankruptcy Code.

      6.6 Infringement by Third Parties. Each Party shall promptly notify the other Party in writing of any suspected, alleged or threatened infringement or violation of any Intellectual Property Controlled by either Party that covers the manufacture, use or sale of the Joint Products which it becomes aware. The Party Controlling the Intellectual Property suspected, alleged or threatened to be infringed shall have the right, but not the obligation, to control the prosecution of any infringement or violation. In the event that such Party brings an infringement action in accordance with this Section 6.6, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs of any litigation commenced pursuant to this Section 6.6, including attorneys' fees and expenses, shall be borne by the Party commencing such litigation. The Party bringing or threatening such litigation shall be entitled to any recovery realized as a result of any settlement or litigation.

      6.7 Defense and Settlement of Third-Party Claims Against Joint Products. If a third party asserts that an Intellectual Property right Controlled by it is infringed or

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otherwise violated by the manufacture, use or sale of any Joint Product, the
Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. In such event, except for third party claims covered by Sections 11.5 or 11.6:

            (a) the Parties shall determine how best to control the defense of any such claim (including the bringing of a declaratory judgment action) with respect to the Joint Products;

            (b) The Party receiving the claim shall have the right, but not the obligation, to control such defense, and in such event the other Party shall cooperate in the defense and shall have the right to be represented separately by counsel of its own choice;

            (c) The Party (whether Invitrogen or Illumina) that controls the defense of a given claim with respect to Joint Products shall also have the right to control settlement of such claim; provided, however, that if one Party controls, no settlement shall be entered into without the consent of the other Party if such settlement would adversely affect the interests of such other Party in a manner different from the interests of the defending Party; and

            (d) The expenses of defending and/or settling a third-party claim relating to Joint Products shall be a shared expense of the Parties.

7.    Financial Provisions.

      7.1 Collaboration Funding. Invitrogen shall pay to Illumina a non-refundable, non-creditable, collaboration payment of $2,300,000 (the "Collaboration Funding") in accordance with the following schedule:

      (a)   $1,200,000 million within fifteen (15) days of the Effective Date;
            and

      (b)   $1,100,000 within three (3) months following the Effective Date.

      7.2 Big Bird Milestone Payment. Invitrogen shall pay to Illumina a non-refundable, non-creditable, milestone payment of $1,100,000 ("Big Bird Milestone Payment") upon delivery of the Big Bird synthesis platform to the Illumina Manufacturing Facility with a commercially reasonable demonstration of the ability of the Big Bird to manufacture to the expected scale and to specifications no less stringent than those specified for VB Oligators-made Oligos, such that the VB Oligators then being operated may be delivered to an Invitrogen Manufacturing Facility.

      7.3 Invitrogen Manufacturing Facility Funding. With respect to each of the Invitrogen Manufacturing Facilities, the first [ * ] in capital costs and expenses as described in Section 5.2(b) incurred in preparing each such Invitrogen Manufacturing Facility shall be paid by Invitrogen ("Invitrogen Facility Improvements"). Of such [ * ] per Invitrogen Manufacturing Facility in capital costs and expenses, it is anticipated that approximately [ * ] will be allocated to the purchase of the

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WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO
THE OMITTED PORTIONS.

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VB Oligators described in Section 5.2(b), provided that the actual amount so allocated will be the book value of the VB Oligators as of the date of transfer by Illumina. All additional financial expenditures required for improving the Invitrogen Facility Improvements must be approved by the Collaboration Committee ("Committee Facility Improvements") and shall be borne equally by the Parties.

      7.4 Direct Marketing Budget. The Collaboration Committee will approve and oversee the implementation of a rolling twelve (12) month direct marketing budget ("Direct Marketing Budget"). The aggregate amount that the Collaboration Committee is permitted to allocate to the Direct Marketing Budget shall be:

      (a) for calendar year 2005, [ * ] of Net Sales forecasted for 2005 on Exhibit B;

      (b) for calendar year 2006, an amount not less than [ * ] and no greater than [ * ] of Net Sales in 2006; and

      (c) for the calendar year 2007 and each calendar year thereafter, an amount not less than [ * ] and no greater than [ * ] of Net Sales in such year.

The Direct Marketing Budget funds will be used by the Collaboration Committee for Marketing Programs.

      7.5 Additional Collaboration Funding Generally. Subject to Section 7.1 through 7.4, the Parties shall share equally in all costs and expenses associated with Collaboration capital purchases (e.g., for Committee Facility Improvements described in Section 7.3), New R&D Projects and any other expenditures, in each case, approved by the Collaboration Committee. Except as otherwise set forth in this Agreement, each Party shall otherwise be responsible for the costs and expenses incurred in performing its obligations under this Agreement, including sales and marketing expenses and the costs and expenses of operating the Parties' respective manufacturing facilities. It is understood that sustained manufacturing support for the Parties' respective manufacturing facilities shall be treated as a cost and expense of the respective manufacturing facilities, to be funded by the Party operating such facility, and shall not be treated as a capital expenditure or New R&D Project.

      7.6 Purchases of Joint Products. Joint Products manufactured at the Illumina Manufacturing Facility for delivery to customers shall be purchased by Invitrogen as follows:

      (a) In respect of the sale of such Joint Products to Invitrogen, Illumina shall invoice Invitrogen for the Cost of Goods of Joint Products manufactured at the Illumina Manufacturing Facility, FCA shipping point. Invitrogen shall bear the risk of loss during shipment, and shall pay for all other expenses, including shipping expenses and insurance, which shall not be included in Cost of Goods for purposes of calculating Collaboration Profits.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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      (b)   Invitrogen shall pay the amount invoiced within forty-five (45) days after the date of invoice.

      (c) In the event that Illumina is unable to fill customer orders for Joint Products in a timely basis, Invitrogen may fill such customer orders.

      (d) Any excess and obsolete inventory related to customer orders for Joint Products and cancelled customer orders shall be purchased by Invitrogen, and Illumina shall invoice Invitrogen for the cost of goods of such excess and obsolete inventory of Joint Products.

      7.7 Profit Sharing. Within fourteen (14) business days following the end of each calendar quarter, Invitrogen shall pay to Illumina an amount equal to fifty percent (50%) of the Collaboration Profits for that calendar quarter. For the purpose of this Agreement:

(a) "Collaboration Profits" shall mean Net Sales minus (i) Cost of Goods, (ii) Sales and Marketing, (iii) Direct Marketing Expenses, and (iv) Foreign G&A (i.e., Net Sales - (Cost of Goods + Sales and Marketing + Direct Marketing Expenses + Foreign G&A)).

(b) "Net Sales" shall mean the gross sales revenues for Joint Products sold by Invitrogen and/or its Affiliates minus deductions for (i) import, export, excise, sales, value added and use taxes, custom duties, any and all freight and insurance expenses related to shipment of Joint Products; (ii) trade discounts (but not free samples) given in accordance with the Pricing Guidelines; (iii) credits for returns, allowances or trades, actually granted; and (iv) royalties paid by Invitrogen to third party licensors resulting from the manufacture, use or sale of Joint Products. For the purposes of calculating Net Sales, (1) with respect to Joint Products sold in a given month, the gross sales revenues shall be deemed to be the greater of (x) the amount that Invitrogen invoices its customers in the aggregate for Joint Products, or (y) the aggregate amount for such Joint Products based on the Pricing Guidelines; and (2) with respect to each order of Joint Products that are bundled with non-Joint Products offered by Invitrogen, the gross sales revenues attributable to such order shall be deemed to be the greater of (x) the amount that Invitrogen invoices the customer for said order in respect of the Joint Products included in the order, or (y) the average price that Invitrogen charges customers for similar volume purchases of such Joint Products that are not bundled with non-Joint Products.

(c) "Cost of Goods" shall mean (i) with respect to Joint Products manufactured at the Illumina Manufacturing Facility, Illumina's actual cost of goods as determined by GAAP, excluding, however, depreciation recognized in connection with the Illumina Facility Improvements, and (ii) with respect to Joint Products synthesized at one of the Invitrogen Manufacturing Facilities, Invitrogen's actual cost of goods to synthesize the Joint Products as determined by GAAP; provided, however, that (x) so long as [ * ] of the sales forecasts for each site set forth in

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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      Exhibit C are met or exceeded, the cost-per-base charge of unmodified
      Oligo Joint Products shall not, for the purposes of clauses 7.7(c)(i) and
      (ii), [ * ] of the cost-per-base forecasts set forth in Exhibit C, and (y) for the purposes of clause 7.7(c)(i) only, the cost-per-base amount of unmodified Oligo Joint Products manufactured at the Illumina Manufacturing Facility shall not be [ * ] of the cost-per-base forecasts set forth in Exhibit C. The cost-per-base forecasts and variance will be reviewed annually and adjusted if agreed to by the Collaboration Committee. For years after 2010, the cost-per-base charge for such years shall not be [ * ] or [ * ] used to determine Cost of Goods for such prior year, in accordance with this paragraph. The cost-per-base forecast for the Invitrogen Manufacturing Facilities are estimates, since those facilities are not currently manufacturing Joint Products and the Parties do not have a historical basis for estimating costs. The Parties agree that the cost-per-base forecast for the Invitrogen Manufacturing Facilities shall be reviewed and adjusted by the Collaboration Committee, based on actual costs, once such facilities commence production of Joint Products. Subject to the foregoing, depreciation recognized in connection with the Invitrogen Facility Improvements and the Committee Facility Improvements shall be included in the Cost of Goods; however, depreciation recognized in connection with the Illumina Facility Improvements shall be excluded from the Cost of Goods. Cost of Goods will also exclude inventory obsolescence.

(d) "Sales & Marketing" shall mean an amount equal to [* ] of Net Sales. Sales and Marketing costs shall exclude reserves for bad debt.

(e) "Direct Marketing Expenses" shall mean the amount Invitrogen actually spent in support of Marketing Programs, provided, however, that for a given calendar year, such amount shall not exceed the Direct Marketing Budget for that calendar year.

(f) "Foreign G&A" shall mean an amount equal to [ * ] of Net Sales for Joint Products that are (i) manufactured at Invitrogen Manufacturing Facilities, or (ii) manufactured at the Illumina Manufacturing Facility and sold in the Invitrogen Manufacturing Territory.

      7.8   Delinquent Payments. Any amounts not paid when due under Sections
7.6 or 7.7 of this Agreement shall be subject to a late fee equal to the prime lending rate published by the Wall Street Journal applicable to such period plus two percent (2%).

      7.9 United States Dollars. All payments required to be made pursuant to this Agreement shall be made in United States dollars. All dollar ($) amounts specified in this Agreement are United States Dollar amounts. For purposes of computing Collaboration Profits, all revenues earned or expenses incurred in foreign currencies shall be converted to United States dollars using the same foreign exchange rate Invitrogen uses for preparing its consolidated financial statements filed with the United States

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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Securities and Exchange Commission. Any benefit or detriment to either Party resulting from currency exchange rate fluctuations shall be shared equally by the Parties.

      7.10 Tax Matters. The Parties shall use all reasonable efforts to reduce or otherwise optimize, in a manner consistent with applicable laws, tax withholding on payments, if any, made pursuant to this Agreement. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax obligations. The Parties will reasonably cooperate in providing one another with documentation of the payment of any withholding taxes paid pursuant to this Section 7.9 and in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

8.    Records, Reports and Audits.

      8.1 Records. Each Party shall keep accurate books and accounts of record relating to the manufacture, marketing and sale of the Joint Products (including the Collaboration Profits, number of bases sold, gross sales revenues for Joint Products, Net Sales, Cost of Goods and SG&A), in sufficient detail to permit accurate determination of all figures necessary for verification of amounts required to be paid hereunder. Each Party shall maintain such records for a period of at least two (2) years after the end of the calendar year in which they were generated.

      8.2 Reports. Within seven (7) business days following the end of each calendar month, Illumina shall submit to Invitrogen a written report prepared in accordance with GAAP setting forth in reasonable detail in the same form as Illumina keeps its records for the Cost of Goods for Joint Products synthesized at the Illumina Manufacturing Facility. Within ten (10) business days following the end of each calendar month, Invitrogen shall submit to Illumina a written report prepared in accordance with GAAP setting forth in reasonable detail at least as detailed as an income statement, on a product-by-product (e.g., plates vs. tubes) and region-by-region basis, including following information (pro-rated, where applicable) with respect to such calendar month (a) the Collaboration Profits, (b) number of bases sold, (c) Gross sales revenues for Joint Products excluding shipping, freight, insurance, and taxes (e.g., sales, use, and value added tax) (d) the Net Sales, (e) the Cost of Goods, and (f) the Direct Marketing Expenses in the same form as Invitrogen keeps its records for its other products.

      8.3 Audits. During the Term and for one (1) year thereafter, each Party shall permit, upon thirty (30) days' prior written notice from the other Party, an independent certified public accounting firm of national standing selected by the auditing Party (the "Independent Accountants") to examine its relevant books and records as may be reasonably necessary to verify the accuracy of any payments or invoicing required to be made hereunder. Such examination shall be limited to the pertinent books and records for any calendar year ending not more than two (2) years before the date of the request. Neither Party shall be entitled to an examination of the other Party's books and records

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under this Section 8.3 more than once in any calendar year. The Independent
Accountants shall be provided access to such books and records at the audited Party's facility(ies), as applicable, where such books and records are normally kept and such examination shall be conducted during normal business hours. Either Party may require the Independent Accountants to sign a standard non-disclosure agreement before providing the Independent Accountants access to facilities or records. Upon completion of the examination, the Independent Accountants shall provide to both Parties a written report disclosing whether the reports submitted by the audited Party are correct or incorrect, whether the relevant payments are correct or incorrect, and, in each case, the specific details concerning any discrepancies. No other information will be provided to the auditing Party by the Independent Accountants.

      8.4 Reconciliation. If the review by the Independent Accountants reveals an over- or under-payment under this Agreement, then the Parties shall reconcile such payments within thirty (30) days following the delivery of the Independent Accountants' report pursuant to Section 8.3. The auditing Party shall bear the costs and fees of the Independent Accountants associated with examinations pursuant to Section 8.3; provided, however, that in the event that it is determined by the Independent Accountants that the aggregate amount of payments remitted by the audited Party to the auditing Party during the time period covered by the records reviewed by the Independent Accountants were less than ninety-five percent (95%) of the aggregate amount of payments that should have been paid by the audited Party during such time period, then the audited Party shall reimburse the auditing Party for the fees and expenses of the Independent Accountants with respect to such audit except, in the case of Invitrogen, to the extent that such error was caused by errors in Illumina's calculation of the Cost of Goods for Joint Products manufactured at the Illumina Manufacturing Facility.

      8.5 GAAP. All books and accounts of record required to be kept pursuant to Section 8.1, all reports required to be submitted pursuant to Section 8.2, and all calculations of gross sales revenues for Joint Products, Net Sales, Cost of Goods and SG&A made for the purposes of calculating Collaboration Profits pursuant to Section 7.7, shall, in each case, be prepared and maintained in accordance with GAAP, subject to depreciation of the Illumina Facility Improvements in Section 7.7(c), consistently applied on the same basis as in prior years throughout the Term.

9.    Confidentiality.

      9.1 Confidentiality. All Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party, and shall not be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information disclosed by the Disclosing Party, as can be demonstrated by the receiving Party's records however maintained: (a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or (b) either before or after the date of the disclosure by the disclosing Party to the receiving Party, is lawfully disclosed to the

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receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or (c) either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business), without the receiving Party or its sublicensees violating this Article 9; or (d) is independently developed by or for the receiving Party without reference to or reliance upon the disclosing Party's Confidential Information.

      9.2 Remedies. Each Party acknowledges that due to the unique nature of the Confidential Information, any breach of the restrictions contained in this
Section 9 is a material breach of this Agreement, which may cause immediate and irreparable harm for which money damages would not be an adequate remedy. Any such breach shall entitle the disclosing Party to seek injunctive relief in addition to all remedies that may be available in law, in equity or otherwise.

      9.3 Publicity. Each Party intends to issue a press release after the execution of this Agreement, subject to the provisions of the following sentence. Neither Party shall issue any press release or public announcement relating to the Joint Products or this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may issue such a press release or public announcement if required by Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or any stock exchange or Nasdaq; provided that the other Party has received prior notice of such intended press release or public announcement if practicable under the circumstances and the Party subject to the requirement includes in such press release or public announcement only such information relating to the Joint Products or this Agreement as is required by such Law. The rights of approval and notice granted to a Party in accordance with the preceding sentence shall not apply to subsequent public discussions relating to a press release or public announcement that has previously been reviewed and approved by the other Party, provided that the contents of such subsequent public discussions are substantially similar to the information that has previously been reviewed and approved.

10.   Term and Termination.

      10.1 Term. The initial Term of this Agreement shall begin on the Effective Date and end on the eighth (8th) anniversary of the Effective Date. Thereafter, this Agreement may be renewed for consecutive one (1) year terms, if one year prior to the expiration of the initial term or any succeeding term, the Parties mutually agree to renew the Agreement.

      10.2 Termination. This Agreement may be terminated by a Party ( the "Non-defaulting Party") in the event that the other Party (the "Defaulting Party"): (a) or one or more of its Affiliates materially breaches any term of this Agreement, if after written notification the breach is not cured within ninety (90) days, or (b) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within sixty (60) days. If the Defaulting Party disputes it is in material breach,

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then it may institute an arbitration proceeding as provided in Section 12. If the cure period for material breach expires, and the Non-Defaulting Party terminates this Agreement, the Non-Defaulting Party may institute an arbitration proceeding as provided Section 12 to seek its remedies.

      10.3 Effect of Termination. All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement, including provisions of Sections 1, 3.3, 5.2(b) as to repurchase of VB Oligators, 6.1(c), 6.2(c), 6.4, 6.5, 7, 8, 9, 10.2, 10.3,
11, 12 and 13 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement, until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation.

11.   Representations and Warranties; Limitation of Liability.

      11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (i) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder,
(ii) the execution of this Agreement and the performance of its obligations hereunder does not and shall not conflict with or result in a material breach (including with the passage of time) of any other agreement to which it is a party or by which any of its assets or properties is bound or affected, and
(iii) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability is limited by public policy or creditors' rights generally.

      11.2 Representations by Illumina. Illumina represents and warrants to Invitrogen that (i) the VB Oligators it will provide to Invitrogen for the Invitrogen Manufacturing Facilities will be suitable in design and manufacturing, and that such VB Oligators will manufacture Joint Products that comply with product quality specifications, unless due to the negligence or willful misconduct of Invitrogen; and (ii) the Joint Products that it manufactures will comply with product quality specifications. In the event that such Joint Products fail to meet the product quality specifications, Illumina shall replace the non-conforming Joint Products with conforming Joint Products. If, during the first twelve (12) months of this agreement, the VB Oligators Illumina provides to Invitrogen fails to manufacture Joint Products that comply with product quality specifications, and cannot be repaired, Illumina shall replace such VB Oligators at Illumina's expense.

      11.3 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY JOINT PRODUCTS, THE VB OLIGATOR, THE OLIGATOR TECHNOLOGY OR

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ANY OTHER PRODUCTS OR SERVICES PROVIDED IN CONNECTION WITH THIS AGREEMENT,
INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE.

      11.4 Without prejudice to the foregoing, the Collaboration Committee shall approve of the representations and warranties that may be granted to Joint Product customers by Invitrogen and the liabilities arising from breaches of such representations and warranties and any insurance obtained to limit such liabilities shall be divided between the Parties.

      11.5 Indemnification by Illumina. Illumina shall indemnify, defend and hold harmless Invitrogen (including its officers, trustees, employees and Affiliates) against any and all third party claims, costs or liabilities, including attorneys' fees and court costs, for any loss, damage, injury or loss of life, arising out of the manufacture, use or sale of Joint Products under this Agreement to the extent attributable to Illumina's technology, execution of responsibilities under this Agreement, negligence or willful misconduct. Invitrogen shall promptly notify Illumina in writing after Invitrogen has received notice of any claim under this paragraph. Illumina shall have the sole control of the defense, trial and any related settlement negotiations, provided that Invitrogen may be represented at its own expense by counsel of its own choosing and provided further that Illumina may not enter into any settlement that diminishes the rights or interests of Invitrogen or requires an admission on the part of Invitrogen or incurs financial obligation on the part of Invitrogen, without Invitrogen's prior written consent. Invitrogen shall fully cooperate with Illumina in the defense of any such claim.

      11.6 Indemnification by Invitrogen. Invitrogen shall indemnify, defend and hold harmless Illumina (including its officers, trustees, employees and Affiliates) against any and all third party claims, losses, damages, costs or liabilities, including attorneys' fees and court costs, for any loss, damage, injury or loss of life, arising out of the manufacture, use or sale of Joint Products under this Agreement to the extent attributable to Invitrogen's technology, execution of responsibilities under this Agreement, negligence or willful misconduct. Illumina shall promptly notify Invitrogen in writing after Illumina has received notice of any claim under this paragraph. Invitrogen shall have the sole control of the defense, trial and any related settlement negotiations, provided that Illumina may be represented at its own expense by counsel of its own choosing and provided further that Invitrogen may not enter into any settlement that diminishes the rights or interests of Illumina or requires an admission on the part of Illumina or incurs financial obligation on the part of Illumina, without Illumina's prior written consent. Illumina shall fully cooperate with Invitrogen in the defense of any such claim.

      11.7 LIMITATION OF LIABILITY. EXCEPT FOR VIOLATIONS OF SECTION 9, NEITHER PARTY HERETO WILL BE LIABLE HEREUNDER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR MULTIPLE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF

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THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE
OF SUCH DAMAGES.

12.   Arbitration.

      12.1 Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement and disputes that cannot be resolved by the Collaboration Committee, shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, in each case, not inconsistent with the terms of this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the above, any disputes, controversies or claims relating in any way to patents, patent applications, trade secrets, know-how or other Intellectual Property or relating to a breach of Section 9 shall not be subject to this Section 12. In the event an arbitration is initiated on an alleged breach, the cure period of Section 10.2 for such alleged breach is stayed pending the outcome of the arbitration, thus preventing the termination of this Agreement during the arbitration process.

      12.2 The arbitration shall be conducted in San Diego, California by a panel of three (3) arbitrators of the AAA selected as follows: within thirty
(30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrators and the two (2) Party-selected arbitrators shall select a third arbitrator within five (5) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA as soon as practicable.

      12.3 Each Party shall share equally in the Parties' total costs of the arbitration, except that each Party shall be responsible for the costs and expenses incurred in presenting its own case to the arbitrators, including attorneys' fees and expenses. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

      12.4 In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

      12.5 Remedies for material breach. At the completion of an arbitration, the arbitrator may declare one party in material breach of this Agreement. The arbitrator shall issue an order which will contain provisions to resolve the dispute to return the Collaboration to its pre-notice of breach condition. If such order is implemented, the material breach will be deemed to have been cured. If unsuccessful, and the Agreement terminates as a result of the material breach, the arbitrators in their discretion may order a remedy to the Non-defaulting party to allow the Non-Defaulting party to remain in the business of commercializing Oligos that were Joint Products during the term of this Agreement. These remedies could include financial compensation, requirements for continued supply, and/or licenses to Intellectual Property, such that both Parties are fairly

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CONFIDENTIAL

compensated. The arbitrators have no authority to prevent either Party from commercializing Oligos that were Joint Products under this Agreement.

13.   Miscellaneous.

      13.1 Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

      13.2 Waiver. The failure of either Party to exercise any right granted herein or to require any performance of any term of this Agreement or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.

      13.3 No Third-Party Beneficiaries. Nothing in this Agreement is intended to or shall confer upon any person who is not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, nor shall any such person be entitled to assert any claim hereunder.

      13.4 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Invitrogen or Illumina from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

      13.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes on the third day following the date of mailing if mailed by first class certified or registered mail, postage prepaid and on the date of delivery if by express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

                  For Invitrogen:           Invitrogen Corporation
                                            1600 Faraday Avenue
                                            Carlsbad, CA  92008
                                            Attn: Contracts Department

                  With a Copy to:           Invitrogen Corporation
                                            1600 Faraday Avenue
                                            Carlsbad, CA  92008
                                            Attention:  General Counsel

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

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                  For Illumina:             Illumina, Inc.
                                            9885 Towne Centre Drive
                                            San Diego, CA  92121
                                            Attention:  President

                  With a copy to:           Illumina, Inc.
                                            9885 Towne Centre Drive
                                            San Diego, CA  92121
                                            Attention:  Chief Financial Officer

      13.6 Assignment. Neither Party shall assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary, by operation of law or otherwise, without the prior written consent of the other Party, except that either Party may assign or transfer this Agreement in its entirety to a successor in connection with the sale of all or substantially all of such Party's stock, assets or business, provided that such successor agrees in writing to be bound by and perform the obligations of the such Party under this Agreement and is capable of performing such obligations. A change in control of a Party shall be deemed to be an assignment to a successor for purposes of this
Section 13.6. Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be a material breach and shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties' respective successors and permitted assigns.

      13.7 Governing Law and Venue. This Agreement and performance by the Parties hereunder shall be construed in accordance with the laws in effect in the State of California, U.S.A., without regard to provisions on the conflicts of laws. Each Party consents to the exclusive jurisdiction of, and venue in, the state and federal courts within San Diego County, California, U.S.A.

      13.8 Force Majeure. Neither Party shall be responsible for any failure to perform or delay attributable in whole or in part to any cause beyond its reasonable control (other than any payment obligations), including Acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by suppliers or subcontractors, transportation difficulties, shortage of energy or raw materials or equipment, or the other Party's fault or negligence.

      13.9 Entire Agreement and Modifications. This Agreement supersedes all prior communications, transactions, and understandings, whether oral or written, with respect to the subject matter hereof and constitutes the sole and entire agreement between the Parties pertaining to the subject matter thereof. No modification, addition or deletion, or waiver of any of the terms and conditions of this Agreement shall be binding on either Party unless made in a written agreement clearly understood by both Parties to be a modification or waiver, and signed by a duly authorized representative of each Party.

      13.10 Counterparts. This Agreement may be executed in one or more counterparts, each in the English language and each of which shall be deemed to be an

                                       28
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original instrument, and all such counterparts shall together constitute the same agreement.

      13.11 Interpretation. Sections, titles, headings and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used in this Agreement, except as the context may otherwise require, "include," "includes" and "including" are deemed to be followed by "without limitation," whether or not they are in fact followed by such words or words of like import; references to any gender include the other; the singular includes the plural and vice versa; and references to "Section" or another subdivision or to an "Exhibit" are to a section or subdivision hereof or an "Exhibit" annexed hereto. As used herein, the term "business days" shall mean all days other than Saturdays, Sundays or state (recognized in California) or federal holidays. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.12 Non-solicitation. Without the prior written approval of the other Party and except as otherwise permitted in Section 4.3, neither Party shall solicit the employment or engagement (as employee, consultant or agent), of any officer, director or employee of the other Party or solicit such person to terminate his or her employment and/or engagement with the other Party prior to twelve (12) months after the termination of this Agreement or services of such effected employee, officer or director with either Party. A general advertisement or a request for employment which is initiated exclusively by an officer, director or employee of the other shall not be considered a solicitation pursuant to this section.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized officers as of the day and year first written above.

                                    ILLUMINA, INC.

                                    By: /s/ JOHN R. STUELPNAGEL
                                        ----------------------------------------
                                        Name: John R. Stuelpnagel
                                        Title: Senior Vice President, Operations

                                    INVITROGEN CORPORATION

                                    By: /s/ JOHN D. THOMPSON
                                        ----------------------------------------
                                        Name: John D. Thompson
                                        Title: Senior Vice President

                                    EXHIBIT A

                          COLLABORATION JOINT PRODUCTS

      1. Any Oligos that are (i) made for sale to third parties and (ii) synthesized using the Oligator Technology. Such oligos will be Joint Products to the extent they are (i) sold by or for Invitrogen and (ii) sold by or for Illumina after the time specified in clause 4 below.

      2. [ * ] Oligos ranging from a [ * ] sold to third parties for delivery anywhere in the world which are capable of being manufactured on Oligator Technology in Oligo Plates received by Invitrogen and/or its Affiliates, except where such Oligos are excluded from Joint Products elsewhere in the Agreement. All orders for such Oligos received by Invitrogen and/or its Affiliates will be deemed Joint Products as soon as Illumina reasonably demonstrates that the Illumina infrastructure is ready to receive and manufacture timely such orders. Until such time, such products in such orders will not be Joint Products.

      3. [ * ] Oligos ranging from a [ * ] sold to third parties for delivery in the US and Canada which are capable of being manufactured on Oligator Technology in tubes in orders received by Invitrogen and/or its Affiliates. All orders for such Oligos received by Invitrogen and/or its Affiliates will be deemed Joint Products as soon as Illumina reasonably demonstrates that the Illumina infrastructure is ready to receive and manufacture timely such orders. Until such time, such products in such orders will not be Joint Products.

      4. [ * ] Oligos ranging from a [ * ] sold to third parties pursuant to orders received by Illumina and/or its Affiliates for delivery anywhere in the world. All such orders received by Illumina and/or its Affiliates will be deemed Joint Products as soon as Illumina begins receiving the North American tube orders from Invitrogen (see paragraph 3 above). Until such time, such products in such orders will not be Joint Products.

      5. [ * ] Oligos sold to third parties ranging from a [ * ] pursuant to orders received by Invitrogen and/or its Affiliates which are made in Invitrogen's Manufacturing Facilities, which are capable of being manufactured on Oligator Technology. All orders for such Oligos received by Invitrogen and/or its Affiliates will be deemed Joint Products as soon as Illumina transfers the VB Oligators or other Oligator Technology in accordance with the Agreement and such instrumentation is fully validated and demonstrated to be ready to receive and manufacture timely such orders. Until such time, such products in such orders will not be Joint Products.

      6. All other [ *] Oligos manufactured in future locations once these sites have been approved by the Collaboration Committee and the required equipment and software has been validated and is ready to receive orders, and manufacture timely.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL

      7. All Future Products, when and where agreed by the Collaboration Committee.

      8. Any [ * ] Oligos scales less than [ * ] will be analyzed on a case-by-case basis by the Collaboration Committee and may be added to the Joint Products in Exhibit A, but only if the parties mutually agree to add such Oligos as Joint Products.

      9. Any Oligos that meet all of the requirements in (a), (b) and (c) below shall be excluded from Joint Products:

            (a)   that are not Oligo Plates,

            (b)   that are made by either Party; and

            (c) made in (i) [ * ], and sold to end users and distributors for sale to end-users in [ * ]; or (ii) manufacturing facilities established or expanded by Invitrogen not using Oligator Technology, if the Collaboration Committee makes a determination that the geographic market demand does not warrant the two (2) VB Oligator instrument set-up.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL

                                    EXHIBIT B

                   CONSENSUS COLLABORATION FINANCIAL STRUCTURE

                                       [*]

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL

                                    EXHIBIT C

                                 COGS CONSENSUS

                                       [*]

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT D-1

                             QUALITY CONTROL SYSTEMS

      -     100% OD260 analysis

      - 100% real time digital trityl monitoring using Illumina's proprietary Cyclops trityl imaging system

      - Statistical CE or mass spec analysis using Illumina's proprietary modified CE instruments and customized analytical and data management software

      - Illumina standard operating procedures covering the manufacture and delivery of Joint Products, including standard operating procedures covering incoming materials management through picking, packaging and shipping of Joint Products.

                          POST-PROCESSING CAPABILITIES

      Illumina will utilize its automated and integrated post-processing capabilities for plate orders. Illumina will also develop capabilities for formatting and handling tubes with ability to maintain end-to-end LIMS control. In addition to plate-to-tube rearray (as of the Effective Date, all Oligos will be manufactured in plates and, as indicated by the order, rearrayed into tubes), standard post-processing capabilities will include volume and concentration normalization, aliquoting, primer mixing, and drying of Joint Products.

                                   EXHIBIT D-2

                             QUALITY CONTROL SYSTEMS

      -     Real-time digital trityl monitoring

      - Software and control systems to support real-time digital trityl monitoring

      Notwithstanding the above, instrumentation for CE, mass spec and OD260 analysis will be provided by Invitrogen in the facilities outside North America.

CONFIDENTIAL

                                    EXHIBIT E

                   INVITROGEN'S CURRENT STANDARD TERMS OF SALE

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             INVITROGEN CORPORATION -- GENERAL TERMS AND CONDITIONS

1. ACCEPTANCE GOVERNING PROVISIONS: In these General Terms and Conditions (the "Conditions") "we," "us," and "our" means Invitrogen Corporation or the Invitrogen affiliate that is processing this order or purchase of goods, and "you" and "your" means the person, company or other legal entity that orders or buys goods from us and in each case their respective successors and/or assigns. We are shipping these goods subject to these Conditions. You will be deemed to have assented to these Conditions unless you return the goods to us within 15 days after your receipt of the goods and this form. Our failure to object to provisions contained in any purchase order or other form or document from you shall not be construed as a waiver of these Conditions nor an acceptance of any such provision. These Conditions, including all writings incorporated herein by reference, any quotation issued to you by us, and those specific terms of a purchase order or other document that are either consistent with these Conditions or expressly agreed upon by us in writing, constitute the entire contract between us (the "Contract"), and supersede all prior agreements and understandings between us, whether written or oral, relating to the subject matter hereof. In the event of a conflict, a quotation takes precedence over these Conditions, and a written contract signed by both of us takes precedence over either. If one or more of these Conditions are held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining Conditions shall be unimpaired.

2. DELIVERY: Unless specified differently in writing, all sales are FCA our shipping point. We reserve the right to make delivery in installments, all such installments to be separately invoiced and paid for when due per invoice.

3. INSPECTION AND RETURNS: Upon your receipt of goods shipped hereunder, you shall inspect the goods and notify our Customer Services Department of any claims for shortages, defects or damages. If you fail to so notify us within three days after you receive the goods, the goods shall conclusively be deemed to conform to these Conditions and to have been irrevocably accepted by you. Authorization for all product returns must be approved by our Customer Services Department and a return authorization number given to you prior to the return of goods. Not all items will be authorized for return, due to temperature and packing requirements. Items authorized for return must arrive at our facilities in a state satisfactory for resale to be eligible for product credit. A restocking charge of 25% or $25 (whichever is greater) shall be charged on returns that are not the result of any error or fault of ours. Shipping charges will not be credited. Goods may not be returned for credit after 20 days after your receipt of the goods.

4. CREDITS AND REFUNDS: At our discretion, we may issue a product credit or refund for the product value and shipping charges. No product credit shall be available for use if a past due balance is outstanding on the account. Any product credit not used within six months of the date of issue shall expire.

5. PAYMENTS: Unless otherwise specified in a written quotation we provide to you or written contract between the parties: goods will be billed at the price in effect at the time shipment is made; such prices shall be subject to change from time to time without notice; terms of sale are net 30 days of date of invoice, in U.S. Dollars. If you default in making any payment to us when due, we, at our option and without prejudice to our other lawful remedies, may defer delivery or cancel the Contract. If you provide a purchase order number which proves to be erroneous or invalid, you agree to pay the invoice(s) upon receipt of a "proof of delivery (POD)" and/or a proof of shipment "signed and executed bill of lading/airbill from us.

6. TAXES AND OTHER CHARGES: Any use tax, sales tax, excise tax, duty, inspection or testing fee, or any other tax, fee or charge imposed by any governmental authority, on or measured by the transaction between us shall be paid by you in addition to the prices quoted or invoiced. If we are required to pay any such tax, fee or charge, you shall

                                       37
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CONFIDENTIAL

reimburse us therefor or provide us at the time the order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

7. WARRANTY: We warrant to you, our direct customer, that our goods shall conform substantially to the description of such goods as provided in our catalogues and literature accompanying the goods until their respective expiration dates or, if no expiration date is provided, for 6 months from the date of your receipt of such goods. THIS WARRANTY IS EXCLUSIVE, AND WE MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Our warranty shall not be effective if we determine, in our sole discretion, that you have altered or misused the goods or have failed to use or store them in accordance with instructions furnished by us. Our sole and exclusive liability and your exclusive remedy with respect to goods proved to our satisfaction (applying analytical methods reasonably selected by us) to be defective or nonconforming shall be the replacement of such goods free of charge, upon the return of such goods in accordance with our instructions, although at our discretion we may provide a credit or refund in accordance with Section 4 above. IN NO EVENT SHALL WE BE LIABLE UNDER ANY LEGAL THEORY (INCLUDING BUT NOT LIMITED TO CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR WARRANTY OF ANY KIND) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF WE HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. If we manufacture custom goods for you based on instructions, specifications, or other directions you provide to us, we shall not be liable for the lack of sufficiency, fitness for purpose or quality of the goods to the extent attributable to such instructions, specifications, or other directions. We shall not be liable for any loss, damage or penalty as a result of any delay in or failure to manufacture, deliver or otherwise perform hereunder due to any cause beyond our reasonable control.

8. COMPLIANCE WITH LAWS AND REGULATIONS: We certify that to the best of our knowledge: our goods are produced in compliance with all applicable federal, state, and local statutes, rules, regulations, ordinances, and orders, including applicable requirements of the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970 and Executive Order 11246; we have a written Affirmative Action Program and annually file Standard Form 100 (EEO-1); we do not discriminate against any employee or prospective employee because of race, creed, color, national origin, sex, age or handicap, nor permit discrimination in any form nor maintain segregated facilities for our employees; we actively pursue employment of minorities, females, handicapped, disabled veterans and veterans of the Vietnam era; and we use our best efforts to award contracts to and place purchase orders with minority business enterprises and with labor surplus area concerns and small business concerns.

9. INTELLECTUAL PROPERTY RIGHTS

9.1 We warrant to you that the manufacture and sale by us of goods manufactured by or for us without reliance upon instructions, specifications, or other directions provided by you and delivered hereunder, to our knowledge will not infringe the claims of any patent, trademark or copyright ("Intellectual Property") of any third party. We do not warrant that the manufacture and sale by us of goods manufactured in reliance upon instructions, specifications, or other directions provided by you or your use or resale of goods delivered hereunder will not infringe the claims of any Intellectual Property of any third party.

9.2 If any claim is made against you or us for infringement of Intellectual Property rights of any third party arising directly and solely from the manufacture or sale of goods by us in circumstances in which the manufacture of such goods was not based upon instructions, specifications, or other directions provided by you,

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we shall assume the defense of any ensuing litigation and conduct all negotiations for settlement of such claims and will bear the costs of any payment made in settlement or resulting from an award; provided that you shall give us notice in writing as early as is reasonably practicable of any such claim being made or action threatened or brought against you, shall make no admission of liability or take any other action in connection with such matter and shall permit us to defend such claim and shall (at our expense) give all reasonable information, co-operation and assistance to us (including without limitation lending your name to proceedings) in relation thereto. The foregoing describes our entire liability to you and your exclusive remedies against us in connection with claims made against you based on or resulting from such infringement of Intellectual Property rights of third parties.

9.3 If any claim is made against us for infringement of Intellectual Property rights of any third party as a result of (i) the manufacture or sale of goods based upon instructions, specifications, or other directions provided by you or
(ii) your use or resale of goods purchased from us, you shall indemnify us, defend us and hold us harmless from and against any and all losses, damages and expenses (including reasonable attorneys' fees and other costs of defending any action) that we may incur as a result thereof. You shall fully cooperate with us in any investigation relating to any such claims and make available to us all related statements, reports and tests available to you.

10. AUTHORIZED USES

10.1 Except as otherwise agreed in writing by our authorized representative, the purchase of goods only conveys to you the non-transferable right for only you to use the quantity of goods and components of goods purchased in compliance with the applicable intended use statement, limited use statement or limited label license, if any, in our catalogues or on the label or other documentation accompanying the goods (all such statements or licenses being incorporated herein by reference as if set forth herein in their entirety). Unless otherwise authorized, no right to resell the goods, or any portion of them, is conveyed hereunder.

10.2 Unless otherwise expressly indicated in our catalogues or on the label or other documentation accompanying the goods, the goods are intended for research use only and are not to be used for any other purposes including, but not limited to, unauthorized commercial purposes, in vitro diagnostic purposes, ex vivo or in vivo therapeutic purposes, investigational use, in foods, drugs, devices or cosmetics of any kind, or for consumption by or use in connection with or administration or application to humans or animals. You acknowledge that the goods have not been tested by or for us for safety or efficacy, unless expressly stated in our catalogues or on the label or other documentation accompanying the goods. Without limiting the foregoing restrictions, you warrant to us that should you use or sell the goods for any use other than research, you shall conduct all necessary tests, comply with all applicable regulatory requirements, issue all appropriate warnings and information to subsequent purchasers and/or users and be responsible for obtaining any required Intellectual Property rights.

10.3 You represent and warrant to us that: you will properly test, use, and, to the extent authorized, manufacture and market any goods purchased from us and any final articles made from them in accordance with the practices of a reasonable person who is an expert in the field, including, but not limited to, a technically qualified individual (40 C.F.R. Section 720.3(ee)), and in strict compliance with all applicable national, state, provincial, and local food, drug, device, and cosmetic and other relevant laws and regulations, now and hereinafter enacted; and any final articles manufactured from the goods shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and shall not be articles which may not, under Sections 404, 505, or 512 of the Act, be introduced into interstate commerce.

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10.4 You realize that, because our goods are intended primarily for research purposes, they may not be on the Toxic Substances Control Act (TSCA) inventory. You assume responsibility to ensure that the goods purchased from us are approved for use under TSCA, if applicable. Consistent with your agreement to comply with all TSCA R&D substance exemption requirements applicable to the purchase, you agree and warrant that you will comply with all requirements necessary to maintain the R&D exemption, including using the R&D substance under the supervision of a technically qualified individual, maintaining all necessary labeling, and providing all necessary notifications. You also agree and warrant that you will use or sell (if otherwise so authorized) the R&D substance exclusively for R&D purposes or specified exempt commercial purposes. You specifically agree and warrant that you will not sell or distribute the R&D substance to consumers.

10.5 You have the responsibility to conduct any research necessary to learn the hazards involved for any of your uses of goods purchased from us and to warn your customers, employees and any auxiliary personnel (such as freight handlers, etc.) of any risks involved in using or handling the goods. You agree to comply with instructions for use of the goods furnished by us, if any, and not to misuse the goods. If the goods purchased from us are to be repackaged, relabeled or used as starting materials or components of other products, you will verify our assay of the goods, qualify the goods provided by us for such applications, and comply with all governmental requirements relating to labeling or providing other communications to customers. You acknowledge that we provide Material Safety Data Sheets (MSDS) for our products, and that they are available electronically on our web site at www.invitrogen.com, or in paper copy by calling our Customer Service Tech line at 800-955-6288, and that you are willing and able to access MSDS by these means. You also agree to inform your employees of the risks, if any, involved in using or handling the goods and to train and equip them to handle the goods safely.

10.6 You acknowledge that products received from us are subject to U.S. export control laws and regulations. You represent and warrant to us that you will not, directly or indirectly, (1) sell, export, reexport, transfer, divert, or otherwise dispose of any products, software, or technology (including products derived from or based on such technology) received from US to any destination, entity, or person prohibited by the laws or regulations of the United States, or
(2) use the product for any use prohibited by the laws or regulations of the United States and/or your local jurisdiction, without obtaining prior authorization from the competent government authorities as required by those laws and regulations

11. INDEMNITY: You shall, at your own expense, indemnify us, defend us and hold us harmless from and against any and all losses, damages and expenses (including reasonable attorneys' fees and other costs of defending any action) that we may incur as a result of any claim of negligence, breach of implied warranty, strict liability in tort, or other theory of law, by you, your officers, agents or employees, your successors and assigns, and your customers, whether direct or indirect, in connection with the use or resale of any goods sold pursuant hereto either as a standalone product or a component part or raw material of another product, or by reason of your breach of or failure to perform any of your obligations hereunder, except to the extent provided in Condition 9.2 above or caused by a breach by us of the express warranty set forth in Condition 7 herein. You shall notify us promptly of any incident involving goods sold pursuant hereto resulting in personal injury or damage to property, and you shall fully cooperate with us in the investigation of such incident and provide us with all related statements, reports and tests available to you.

12. TECHNICAL ASSISTANCE: Unless otherwise agreed, all technical assistance and information we provide to you regarding the goods will be provided gratis, and you assume sole responsibility for results obtained in reliance thereon. We make no warranty regarding such technical assistance or information.

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13. MISCELLANEOUS: The Contract shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws. Our exercise of any option, or failure to exercise any rights hereunder shall not constitute a waiver of our rights to damages for breach of contract and shall not constitute a waiver of any subsequent failure, delay, or breach by you. We may assign our rights and/or obligations under the Contract to any person in whole or in part.

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                                    EXHIBIT F

                           INVITROGEN'S PATENT RIGHTS

                                       [*]

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                    EXHIBIT G

                            ILLUMINA'S PATENT RIGHTS

                                       [*]

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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